UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 19, 2009
CNB CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Michigan	033-00737	38-2662386
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

303 North Main Street
Cheboygan, Michigan	49721
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (231) 627-7111
N/A

(Former Name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On May 19, 2009, CNB Corporation’s wholly owned subsidiary, Citizens National Bank of Cheboygan (the “Bank”), filed a complaint in the Circuit Court for the County of Cheboygan, State of Michigan against Heber-Fuger-Wendin, Inc., a Michigan corporation with its principal place of business in Bloomfield Hills, Michigan (“HFW”) and Mark Williams, HFW’s President and Chief Executive Officer (“Williams”). HFW acted as the exclusive investment advisor to the Bank from 1948 until February 2009, when the Bank terminated the investment advisory relationship. Williams was HFW’s relationship manager to the Bank.
     The complaint alleges that certain auction rate securities (“ARS”) were purchased by the Bank for investment at the recommendation of HFW and Williams beginning in 2006. As a result of the collapse of the ARS market in 2008, the Bank has been unable to liquidate the ARS it holds.
     The complaint alleges that HFW and Williams breached their fiduciary duties to the Bank by, among other things, making investment recommendations to the Bank which were not suitable and by failing to keep informed of the developments in the markets in which those investments were traded. The complaint further alleges that, among other things, HFW and Williams acted negligently in failing to competently advise the Bank with respect to the investments; HFW breached its investment advisory agreement by failing to select suitable and appropriate investments and failing to monitor those investments; and that HFW and Williams knowingly made false representations to the Bank with respect to the recommended investments or made them to the Bank recklessly, without knowledge of their truth.
     The Bank alleges that it has suffered substantial injuries and damages in amount to be determined in the proceeding, but believed by the Bank to be not less than $2 million.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNB CORPORATION
Dated: May 19, 2009	By:	/s/ Susan A. Eno
Susan A. Eno
President and Chief Executive Officer